Liberty Oilfield Services Inc. Announces Second Quarter 2021 Financial and Operational Results
July 27, 2021
Denver - (Business Wire) - Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today second quarter 2021 financial and operational results.
Summary Results and Highlights
•Revenue of $581 million, representing a 5% sequential increase, and net loss1 of $52 million, or $0.29 fully diluted loss per share for the quarter ended June 30, 2021
•Adjusted EBITDA2 of $37 million, representing a 15% sequential increase
•Results included the restoration of field personnel variable compensation one quarter ahead of plan, resulting in an $8 million increase to personnel costs. Excluding this cost, Adjusted EBITDA2 would have been $45 million, representing a 41% sequential increase
•Completed successful field test of Liberty’s digiFracTM pump, the industry’s first purpose-built fully integrated electric frac pump
•Released inaugural ESG report Bettering Human Lives highlighting energy and its place in modern society and Liberty’s ongoing industry leadership in developing technology solutions for producing cleaner energy
•Held Liberty’s first investor day highlighting our culture, technology, financial performance and strategic outlook
•Transitioned OneStim® acquisition from initial integration focus to the next phase of raising operational and capital efficiency through technology, integration and automation
“Liberty delivered another solid quarter of progress as we start to exit the COVID downturn. We achieved a 5% sequential increase in revenue, or a 9% increase when excluding the seasonal impact of the Canadian spring breakup. We reported $37 million in adjusted EBITDA2, representing a 15% sequential increase, despite our decision to restore variable compensation plans for field personnel one quarter ahead of schedule that accounted for an $8 million increase to personnel costs. We are pleased with our initial progress integrating the sizable legacy OneStim business, which we expect to continue through the end of the year. Liberty continues to maintain a disciplined approach toward the growing industry activity levels,” commented Chris Wright, Chief Executive Officer.
Mr. Wright continued, “The second quarter marks the anniversary of the extraordinary events of a year ago where the collapse in oil demand drove a near halt in frac activity. We are now seeing the strength of our business one year out from the depths of the cycle with the transformative actions we’ve taken over the past year, including the OneStim acquisition. More broadly, we are also navigating the macroeconomic supply and demand shocks triggered by the pandemic and related re-openings that are creating supply chain constraints and labor shortages. Effective completion scheduling was challenging with producers and service companies dealing with supply chain interruptions, staffing and transportation shortages. Liberty was not immune from staffing issues and the industry’s supply chain challenges. However, we believe these pandemic-driven effects are transitory in nature, and our team is working diligently with our customers and suppliers to streamline service delivery in support of our increased activity levels. We believe the third quarter will benefit from these actions with improved effective utilization.”
Outlook
Global economic growth outlook continues to improve, albeit at a moderating pace. Sentiment is based upon improving positive economic data as countries reopen, partially offset by the impact of global supply chain constraints and virus variant concerns. Commodity markets remain constructive as sustained economic expansion
1    Net loss attributable to controlling and non-controlling interests. Net loss during the three months ended June 30, 2021 includes the establishment of a deferred tax valuation allowance driven primarily by COVID-19 related losses.
2    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

continues to drive rising energy demand while underinvestment in the energy sector constrains supply. This is evidenced by global oil inventory draws, that demonstrate the growth in oil demand is higher than the increase in the oil supply. Looking forward, the recent announcement by OPEC+ for a gradual reinstatement of prior oil supply cuts through 2021 is expected to be more than offset by projected increases in global oil demand. This should support a continued increase in demand for North American completion services.
Exploration and production (“E&P”) capital spending likely increases in 2022 as operators work towards attaining modest oil production growth. They will need to address both a decline in the inventory of drilled but uncompleted wells and the impact of decline curves on their production base. As a result, we anticipate a modest increase in frac activity to support production growth in 2022.
The combined impact of improved E&P economics with greater potential for free cash flow generation, increased completion service activity demand and tightness in next generation frac equipment is expected to underpin a more disciplined frac market and an increase in service prices. The economic rebound across North America has also led to a rise in inflation and wage growth. It is important that service prices continue to rebound from extreme pandemic lows, and the basis for discussions on service pricing with E&P operators have strengthened throughout the year. It is noteworthy that service prices tend to lag broader inflationary increases across the value chain, but these increases are necessary to facilitate the next phase of growth and investment, especially as the service industry contends with inflationary increases.
“As we look ahead, the opportunity excites us. As activity has improved meaningfully over the last year, we are working diligently to provide superior services to our customers, while balancing the management of temporary pandemic-related challenges and the recovery of returns to an acceptable level. We believe we are significantly advantaged with our deep customer relationships, comprehensive best-in-class service offering and a strong balance sheet to navigate the near-term market into the mid-cycle,” commented Mr. Wright.
Second Quarter Results
For the second quarter of 2021, revenue increased 5% to $581 million from $552 million in the first quarter of 2021.
Net loss before income taxes totaled $36 million for the second quarter of 2021 compared to net loss before income taxes of $46 million for the first quarter of 2021.
Net loss1 (after taxes) totaled $52 million for the second quarter of 2021 compared to net loss1 of $39 million in the first quarter of 2021. Net loss1 (after tax) included the impacts of a valuation allowance recorded against a portion of the Company’s deferred tax assets and related remeasurement of the Company’s liability under the tax receivable agreement.
Adjusted EBITDA2, increased 15% to $37 million from $32 million in the first quarter. Adjusted EBITDA2 includes $8 million of additional personnel costs related to the restoration of variable compensation plans for field personnel that were temporarily halted during the pandemic. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net loss (a GAAP measure) in this earnings release.
Fully diluted loss per share was $0.29 for the second quarter of 2021 compared to $0.21 for the first quarter of 2021.
Balance Sheet and Liquidity
As of June 30, 2021, Liberty had cash on hand of $31 million, a decrease from first quarter levels as working capital increased, and total debt of $106 million, net of deferred financing costs and original issue discount. The term loan requires only a 1% annual amortization of principal, paid quarterly, with no substantial payment due until maturity in September 2022, subject to mandatory prepayments from excess cash flow. There were no borrowings drawn on the ABL credit facility, and total liquidity, including availability under the credit facility, was $277 million.

Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Wednesday, July 28, 2021. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Oilfield Services call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 10148929. The replay will be available until August 4, 2021.
About Liberty
Liberty is a leading North American oilfield services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA and Pre-Tax Return on Capital Employed. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on February 24, 2021 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com

Liberty Oilfield Services Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Statement of Operations Data:	(amounts in thousands, except for per share and fleet data)
Revenue	$581,288	$552,032	$88,362	$1,133,320	$560,706
Costs of services, excluding depreciation and amortization shown separately	521,956	498,935	89,518	1,020,891	482,234
General and administrative	29,403	26,359	18,064	55,762	46,677
Transaction, severance and other costs	2,996	7,621	9,057	10,617	9,057
Depreciation and amortization	63,214	62,056	44,931	125,270	89,762
(Gain) loss on disposal of assets	(277)	(720)	334	(997)	232
Total operating expenses	617,292	594,251	161,904	1,211,543	627,962
Operating loss	(36,004)	(42,219)	(73,542)	(78,223)	(67,256)
Gain on remeasurement of liability under tax receivable agreement (1)	(3,305)	—	—	(3,305)	—
Interest expense, net	3,767	3,754	3,656	7,521	7,264
Net loss before taxes	(36,466)	(45,973)	(77,198)	(82,439)	(74,520)
Income tax expense (benefit) (1)	16,006	(7,357)	(11,363)	8,649	(11,102)
Net loss	(52,472)	(38,616)	(65,835)	(91,088)	(63,418)
Less: Net loss attributable to non-controlling interests	(1,912)	(4,411)	(20,064)	(6,323)	(19,367)
Net loss attributable to Liberty Oilfield Services Inc. stockholders	$(50,560)	$(34,205)	$(45,771)	$(84,765)	$(44,051)
Net loss attributable to Liberty Oilfield Services Inc. stockholders per common share:
Basic	$(0.29)	$(0.21)	$(0.55)	$(0.50)	$(0.53)
Diluted	$(0.29)	$(0.21)	$(0.55)	$(0.50)	$(0.53)
Weighted average common shares outstanding:
Basic	172,523	163,207	83,292	167,891	82,472
Diluted (2)	172,523	163,207	83,292	167,891	82,472

Other Financial and Operational Data
Capital expenditures (3)	$37,666	$41,938	$13,284	$79,604	$46,172
Adjusted EBITDA (4)	$36,573	$31,685	$(8,283)	$68,258	$49,379

(1)During the second quarter of 2021, the Company entered into a three-year cumulative pre-tax book loss driven primarily by COVID-19 which, applying the interpretive guidance to Accounting Standards Codification Topic 740 - Income Taxes, required the Company to recognize a valuation allowance against certain of the Company’s deferred tax assets. The Company recorded a valuation allowance against certain deferred tax assets, generating additional income tax expense in the three and six months ended June 30, 2021. In connection with the recognition of a valuation allowance, the Company was also required to remeasure the liability under the tax receivable agreement resulting in a gain.
(2)In accordance with U.S. GAAP, diluted weighted average common shares outstanding for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, exclude weighted average shares of Class B common stock (7,641, 16,333 and 29,392, respectively), restricted shares (0, 0 and 246, respectively) and restricted stock units (4,107, 3,326 and 1,914, respectively) outstanding during the period. Additionally, diluted weighted average common shares outstanding for the six months ended June 30, 2021 and 2020, exclude weighted average shares of Class B common stock (11,963 and 30,015, respectively), restricted shares (0 and 257, respectively) and restricted stock units (3,700 and 2,124, respectively) outstanding during the period.
(3)Capital expenditures presented above are shown on an as incurred basis, including capital expenditures in accounts payable and accrued liabilities.
(4)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Oilfield Services Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$30,710	$68,978
Accounts receivable and unbilled revenue	455,249	313,949
Inventories	120,015	118,568
Prepaids and other current assets	62,717	65,638
Total current assets	668,691	567,133
Property and equipment, net	1,076,899	1,120,950
Operating and finance lease right-of-use assets	154,392	114,611
Other assets	75,145	87,248
Total assets	$1,975,127	$1,889,942
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$439,558	$311,721
Current portion of operating and finance lease liabilities	51,211	44,061
Current portion of long-term debt, net of discount	375	364
Total current liabilities	491,144	356,146
Long-term debt, net of discount	105,221	105,411
Long-term operating and finance lease liabilities	95,275	61,748
Deferred tax liability	764	—
Payable pursuant to tax receivable agreement	53,289	56,594
Total liabilities	745,693	579,899

Stockholders' equity:
Common Stock	1,802	1,795
Additional paid in capital	1,274,031	1,125,554
(Accumulated deficit) retained earnings	(61,475)	23,288
Accumulated other comprehensive income	2,454	—
Total stockholders’ equity	1,216,812	1,150,637
Non-controlling interest	12,622	159,406
Total equity	1,229,434	1,310,043
Total liabilities and equity	$1,975,127	$1,889,942

Liberty Oilfield Services Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net loss	$(52,472)	$(38,616)	$(65,835)	$(91,088)	$(63,418)
Depreciation and amortization	63,214	62,056	44,931	125,270	89,762
Interest expense, net	3,767	3,754	3,656	7,521	7,264
Income tax expense (benefit)	16,006	(7,357)	(11,363)	8,649	(11,102)
EBITDA	$30,515	$19,837	$(28,611)	$50,352	$22,506
Stock based compensation expense	5,899	4,947	4,283	10,846	8,407
Fleet start-up and lay-down costs	—	—	4,499	—	4,499
Transaction, severance and other costs	2,996	7,621	9,057	10,617	9,057
(Gain) loss on disposal of assets	(277)	(720)	334	(997)	232
Provision for credit losses	745	—	2,155	745	4,678
Gain on remeasurement of liability under tax receivable agreement	(3,305)	—	—	(3,305)	—
Adjusted EBITDA	$36,573	$31,685	$(8,283)	$68,258	$49,379

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	June 30, 2021
	2021	2020
Net loss	$(188,344)
Add back: Income tax benefit	(11,106)
Pre-tax net loss	$(199,450)
Capital Employed
Total debt, net of discount	$105,596	$105,949
Total equity	1,229,434	719,957
Total Capital Employed	$1,335,030	$825,906

Average Capital Employed (1)	$1,080,468
Pre-Tax Return on Capital Employed (2)	(18)%

(1)Average Capital Employed is the simple average of Total Capital Employed as of June 30, 2021 and 2020.
(2)Pre-tax Return on Capital Employed is the ratio of pre-tax net loss for the twelve months ended June 30, 2021 to Average Capital Employed.